Exhibit (a)(1)(D)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
STEMLINE THERAPEUTICS, INC.
a Delaware corporation
at
$11.50 NET PER SHARE, PLUS ONE NON-TRANSFERABLE CONTRACTUAL CONTINGENT VALUE RIGHT FOR EACH SHARE, WHICH REPRESENTS THE RIGHT TO RECEIVE A CONTINGENT PAYMENT OF $1.00 PER SHARE UPON THE ACHIEVEMENT OF A SPECIFIED MILESTONE
Pursuant to the Offer to Purchase dated May 12, 2020
by
MERCURY MERGER SUB, INC.
a wholly owned subsidiary of
BERLIN-CHEMIE AG
and an indirect wholly owned subsidiary of
A. MENARINI - INDUSTRIE FARMACEUTICHE
RIUNITE - S.R.L.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON JUNE 9, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
May 12, 2020
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Mercury Merger Sub, Inc., a Delaware corporation (“Purchaser”), a wholly owned subsidiary of Berlin-Chemie AG, a company formed under the laws of Germany (“Parent”), and A. Menarini - Industrie Farmaceutiche Riunite - S.r.l., a privately-held company formed under the laws of Italy (“Menarini”), to act as Information Agent in connection with Purchaser’s Offer to Purchase, dated May 12, 2020 (the “Offer to Purchase”) subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as defined in the Offer to Purchase, any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Stemline Therapeutics, Inc., a Delaware corporation (“Stemline”), at a price of $11.50 per Share, net to the holder in cash, without interest and subject to any withholding of taxes, plus one non-transferable contractual contingent value right per Share, which represents the right to receive a contingent payment of $1.00 in cash, without interest and subject to withholding of taxes, if a specified milestone is achieved the (“Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
THE BOARD OF DIRECTORS OF STEMLINE HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
The Offer is not subject to any financing condition. The conditions to the Offer are described in Section 13 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1. The Offer to Purchase;
2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;
3. A Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer (the “Notice of Guaranteed Delivery”);
4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5. Stemline’s Solicitation/Recommendation Statement on Schedule 14D-9, dated May 12, 2020.
We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on June 9, 2020, unless the Offer is extended or earlier terminated.
The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 3, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Stemline, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Stemline, without a meeting of Stemline’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Stemline will be the surviving corporation and a wholly owned subsidiary of Parent (such merger, the “Merger”). At the effective time of the Merger, all then outstanding Shares (other than (i) Shares held by Stemline (or held in Stemline’s treasury), (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent and (iii) Shares held by stockholders immediately prior to the effective time of the Merger who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither effectively withdrawn nor lost such rights to appraisal and payment) will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.
THE BOARD OF DIRECTORS OF STEMLINE HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS TENDER ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery. Shares tendered by the Notice of Guaranteed Delivery will be excluded from the calculation of the Minimum Tender Condition, unless such Shares and other required documents are received by the Depositary by the Expiration Date (as defined in Section 1 of the Offer to Purchase).
Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent, and Computershare Trust Company, N.A. as the depositary, for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.
Very truly yours,
D.F. King & Co., Inc.
Nothing contained herein or in the enclosed documents shall render you the agent of Menarini, Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
D.F. King & Co., Inc. 48 Wall Street New York, NY 10005
Banks and Brokerage Firms Call: (212) 269-5550 Stockholders Call Toll Free: (888) 644-6071 stml@dfking.com